Exhibit 99.1

Finisar Corporation Announces Proposed $200 Million Offering of Convertible Senior Notes Due 2033

Sunnyvale, CA — December 9, 2013 — Finisar Corporation (NASDAQ: FNSR) today announced its intention to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2033 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  Finisar also expects to grant the initial purchaser of the Notes a 30-day option to purchase up to an additional $30 million aggregate principal amount of the Notes solely to cover over-allotments.

The Notes will be unsecured, senior obligations of Finisar, and interest will be payable semi-annually.

The terms of the Notes will require Finisar to redeem such Notes at the option of the holders for cash on dates to be determined, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date. In addition, the terms of the Notes will permit holders to require Finisar to redeem their Notes upon a change of control or a termination of trading at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.

The terms of the Notes will permit Finisar to redeem all or a part of such Notes on and after dates to be determined, in each case at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.

Prior to June 15, 2033, the Notes will be convertible at the option of the holders only upon the occurrence of specified events, and thereafter until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at any time. Upon conversion, the Notes will be settled in cash, shares of Finisar’s common stock or any combination thereof at Finisar’s option. Final terms of the Notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Finisar and the initial purchaser of the Notes.

Finisar expects to use the net proceeds from this offering for general corporate purposes, including working capital, and may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although Finisar has no present commitments with respect to any such acquisitions.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.